Exhibit 32.2

CERTIFICATE OF

PRINCIPAL FINANCIAL OFFICER

OF

NITRO PETROLEUM INCORPORATED

I, Shane Broesky, Chief Financial Officer of Nitro Petroleum Incorporated (the “Company”), hereby certifies that, to the best of my knowledge, the quarterly report of the Company on Form 10-Q for the quarter ended July 31, 2009 (the “Report”):

a.	complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
b.

the information contained in the Report fairly presents, in all material respects, the financial condition of the Company at July 31, 2009, and the results of the Company’s operations for the quarter ended July 31, 2009.

Date: September 18, 2009	/s/Shane Broesky
Shane Broesky
Chief Financial Officer